Exhibit 99.1

1200 RIVERPLACE BOULEVARD — JACKSONVILLE, FL 32207-1809 — (904) 346-1500

March 10, 2011	For more information:
Nancy Murphy
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 346-1506
nmurphy@steinmart.com

STEIN MART, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS

2010 financial highlights:

•	Fourth quarter diluted earnings per share of $0.42, or $0.32 as adjusted.

•	Fiscal year diluted earnings per share of $1.08, or $0.86 as adjusted.

•	Fourth quarter operating income of $15.9 million compared to $6.0 million in 2009.

•	Fourth quarter operating income as adjusted increased 24.0% to $18.2 million from $14.7 million as adjusted in 2009.

•	Ending cash of $80.2 million and no debt.

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for the fourth quarter and fiscal year ended January 29, 2011.

Overview of Results

Net income for the fourth quarter was $18.8 million or $0.42 per diluted share compared to net income of $2.7 million or $.06 per diluted share in 2009. These results include items that impact the comparability of net income and earnings per share, including an income tax benefit in the fourth quarter of 2010 (see “Items Impacting Comparability” below and the attached non-GAAP reconciliation table). Excluding these items, fourth quarter net income increased to $14.6 million or $0.32 per diluted share compared to $8.7 million or $0.19 per diluted share in 2009.

For the year, net income was $48.8 million or $1.08 per diluted share compared to net income of $23.6 million or $0.54 per diluted share in 2009. These results include items that impact the comparability of net income and earnings per share, including an income tax benefit in the fourth quarter of 2010 (see “Items Impacting Comparability” below). Excluding these items, net income increased 23.7% to $38.5 million or $0.86 per diluted share compared to $31.1 million or $0.71 per diluted share in 2009.

Comments on Results

“We are pleased to have delivered strong fourth quarter and full year profitability,” said David H. Stovall, Jr., president and chief executive officer of Stein Mart, Inc. “The higher operating income and operating margins for the quarter and year reflect the benefits of our streamlined cost structure and enhanced inventory management. I would like to thank our associates for their continuing dedication to serving our customers and their contribution to achieving these results.”

“Our long-term success is dependent on gaining more traction in sales growth,” added Stovall. “We are confident our strategies of offering distinctive merchandise at great values, providing a terrific shopping experience, and attracting more customers with targeted marketing will enable us to deliver profitable growth.”

Sales for the fourth quarter were $336.7 million, a decrease of 1.5 percent from $341.8 million in 2009. Comparable store sales decreased 1.2 percent for the fourth quarter 2010. For the year, sales were $1,181.5 million, a decrease of 3.1 percent from $1,219.1 million in 2009. Comparable store sales decreased 1.8% for the fiscal year 2010.

Operating income for the fourth quarter increased to $15.9 million from $6.0 million in 2009. Excluding store closing and impairment charges in both periods, operating income would have increased 24.0% to $18.2 million or 5.4% of sales from $14.7 million or 4.3% of sales in 2009. The increase in operating income is the result of lower selling, general and administrative expenses (“SG&A”). Excluding store closing and impairment charges, SG&A for the fourth quarter of 2010 was $74.5 million, a decrease of 4.5% from $78.0 million in 2009.

For the year, operating income increased to $53.1 million from $34.6 million in 2009. The increase in operating income is the result of lower SG&A and an increase in other income, partially offset by a reduction in gross profit. Excluding store closing and impairment charges in both years and a net gain recorded in the second quarter of 2010, operating income would have increased to $47.8 million or 4.0% of sales from $45.7 million or 3.8% of sales in 2009 (see “Items Impacting Comparability” below). The gross profit rate decreased as a result of higher markdowns. SG&A, as adjusted, was $284.3 million, a decrease of 6.2% from $303.0 million in 2009.

Income tax in the fourth quarter and fiscal year 2010 was favorably impacted by the reversal of our remaining deferred tax valuation allowance of $6.0 million. Without this reversal, our 2010 effective tax rate (“ETR”) would have been 19.4 percent for the fourth quarter and 19.6 percent for the year (see “Items Impacting Comparability” below). These rates were lower than our 2009 rates of 54.2 percent for the fourth quarter and 31.5 percent for the year primarily due to the impact of favorable changes in book/tax differences on the deferred tax valuation allowance prior to its year-end reversal.

Balance Sheet Highlights

Cash at year end 2010 was $80.2 million compared to $81.0 million in 2009 after the payment of a special dividend totaling $22.2 million or $0.50 per share, on December 22, 2010. The Company did not use its credit facility during 2010 and had no debt at year end.

Inventories were $232.3 million at year end 2010 compared to $218.1 million in 2009. The increase of $14.2 million is comprised almost entirely of merchandise in our warehouse and distribution centers.

Store network

In 2009, the Company strengthened its focus on closing or relocating underperforming stores and in 2010 began to open select new stores within existing markets. Two new stores were opened, five were closed and five were relocated in 2010. The company operated 264 Stein Mart stores at year-end compared to 267 at the end of 2009.

2011 Plans

“Our focus in 2011 is increasing sales by attracting more customers and building our share of their spending,” commented Stovall. “We continue to plan conservatively including rigorous cost and inventory management which will allow increasing sales to leverage to the bottom line. I am confident our strengthened management team has the expertise to lead our growth strategy and position Stein Mart as a top shopping destination for a growing customer base.”

The company expects the following factors to influence its business in 2011:

•	SG&A, excluding store closing and impairment charges, is expected to be up slightly.

•	The tax rate for the year is expected to be approximately 39%.

•	The company plans to open three to five stores, close three to five stores and relocate approximately five stores to better locations in their respective markets in 2011.

•

Capital expenditures for 2011 are expected to be in the range of $25 to $30 million. These expenditures will be used primarily for enhancing information systems and for store openings, relocations and remodels.

Items Impacting Comparability

Results for the fiscal year and fourth quarter of 2010 and 2009 include items that impact comparability of financial performance. These items are detailed in a non-GAAP reconciliation table included in the financial statements section of this release.

Results for the fiscal year 2010 include a net pretax gain of $8.5 million ($0.15 per diluted share) recorded in other income during the second quarter, comprised of a $9.7 million pretax gain to recognize cumulative breakage on unused gift cards and an offsetting pretax charge of $1.2 million associated with changing the physical inventory process.

Store closing and impairment charges before taxes for 2010 and 2009 were $2.3 million ($0.03 per diluted share) and $8.7 million ($0.13 per diluted share) in the fourth quarters and $3.1 million ($0.06 per diluted share) and $11.1 million ($0.17 per diluted share) in the fiscal years 2010 and 2009, respectively.

Income tax for the fourth quarter and full year 2010 was favorably impacted by the reversal of the remaining deferred tax valuation allowance of $6 million ($0.13 per diluted share).

Conference Call

A conference call for investment analysts to discuss the Company’s fourth quarter and fiscal year 2010 results will be held at 10 a.m. ET today, Thursday, March 10, 2011. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through March 31, 2011.

Investor Presentation

Stein Mart’s fourth quarter 2010 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	continued consumer sensitivity to economic conditions

•	on-going competition from other retailers

•	changing preferences in apparel

•	the effectiveness of advertising, marketing and promotional strategies

•	ability to negotiate acceptable lease terms with current landlords

•	ability to successfully implement strategies to exit under-performing stores

•	unanticipated weather conditions and unseasonable weather

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

Additional information about Stein Mart, Inc. can be found at www.steinmart.com

Stein Mart, Inc.

Consolidated Balance Sheets

Unaudited

(In thousands, except for share data)

	January 29, 2011	January 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$80,171	$80,975
Trade and other receivables	10,360	10,178
Inventories	232,295	218,125
Income taxes receivable	2,382	—
Prepaid expenses and other current assets	15,226	11,112

Total current assets	340,434	320,390
Property and equipment, net	79,964	68,415
Other assets	16,046	15,408

Total assets	$436,444	$404,213

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95,545	$80,318
Accrued liabilities	72,587	84,330
Income taxes payable	—	2,961

Total current liabilities	168,132	167,609
Other liabilities	21,061	20,915

Total liabilities	189,193	188,524
Stockholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,396,504 and 42,872,457 shares issued and outstanding, respectively	444	429
Additional paid-in capital	21,126	15,977
Retained earnings	225,225	198,705
Accumulated other comprehensive income	456	578

Total stockholders’ equity	247,251	215,689

Total liabilities and stockholders’ equity	$436,444	$404,213

Stein Mart, Inc.

Consolidated Statements of Income

Unaudited

(In thousands, except for share amounts)

	13 Weeks Ended January 29, 2011	13 Weeks Ended January 30, 2010	Year Ended January 29, 2011	Year Ended January 30, 2010
Net sales	$336,670	$341,829	$1,181,510	$1,219,109
Cost of merchandise sold	248,994	253,352	869,202	888,752

Gross profit	87,676	88,477	312,308	330,357
Selling, general and administrative expenses	76,740	86,709	288,592	314,115
Other income, net	4,996	4,211	29,430	18,405

Operating income	15,932	5,979	53,146	34,647
Interest income (expense), net	9	10	46	(238)

Income before income taxes	15,941	5,989	53,192	34,409
Income tax benefit (provision)	2,880	(3,245)	(4,439)	(10,856)

Net income	$18,821	$2,744	$48,753	$23,553

Net income per share:
Basic	$0.42	$0.06	$1.10	$0.55

Diluted	$0.42	$0.06	$1.08	$0.54

Weighted-average shares outstanding:
Basic	43,322	41,950	42,780	41,822

Diluted	43,839	43,690	43,592	43,082

Stein Mart, Inc.

Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Year Ended January 29, 2011	Year Ended January 30, 2010
Cash flows from operating activities:
Net income	$48,753	$23,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,328	19,223
Impairment of property and other assets	1,150	8,429
Change in valuation allowance for deferred tax assets	(16,686)	(2,272)
Deferred income taxes	10,679	2,558
Store closing charges	3,128	2,658
Share-based compensation	3,759	4,610
Tax benefit from equity issuances	6,995	221
Excess tax benefits from share-based compensation	(6,937)	(166)
Changes in assets and liabilities:
Trade and other receivables	(182)	(1,167)
Inventories	(14,170)	(10,986)
Income taxes receivable	(2,382)	24,439
Prepaid expenses and other current assets	(111)	977
Other assets	(1,743)	2,461
Accounts payable	15,227	24,635
Accrued liabilities	(9,412)	5,033
Income taxes payable	(2,961)	2,961
Other liabilities	(2,803)	(8,838)

Net cash provided by operating activities	49,632	98,329

Cash flows from investing activities:
Capital expenditures	(29,550)	(7,585)

Cash used in investing activities	(29,550)	(7,585)

Cash flows from financing activities:
Borrowings under notes payable to banks	—	57,300
Repayments of notes payable to banks	—	(157,300)
Cash dividends paid	(22,233)	—
Excess tax benefits from share-based compensation	6,937	166
Proceeds from exercise of stock options	746	761
Proceeds from employee stock purchase plan	766	524
Repurchase of common stock	(7,102)	(123)

Net cash used in financing activities	(20,886)	(98,672)

Net decrease in cash and cash equivalents	(804)	(7,928)
Cash and cash equivalents at beginning of year	80,975	88,903

Cash and cash equivalents at end of year	$80,171	$80,975

Supplemental disclosures of cash flow information:
Income taxes paid	$9,580	$13,236
Interest paid	4	271

SEC Regulation G – We report our consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude asset impairment and store closing charges, a cumulative breakage gain, a charge associated with changing our physical inventory process and the reversal of a valuation allowance for deferred tax assets, may provide a more meaningful measure on which to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain charges that impact the comparability of the results. A reconciliation of 2010 and 2009 fourth quarter and total year operating income, net income and diluted EPS on a GAAP basis to adjusted operating income, net income and diluted EPS (non-GAAP basis) are presented in the table below.

Stein Mart, Inc.

Reconciliation of Operating Income, Net Income and Diluted EPS (GAAP Basis) to

Adjusted Operating Income, Net Income and Diluted EPS (Non-GAAP Basis)

Unaudited

(in thousands, except for share data)

	Q4-2010			Q4 - 2009
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Income/EPS (GAAP Basis)	$15,932	$18,821	$0.42	$5,979	$2,744	$0.06
Adjustments:
Asset impairment and store closing charges	2,256	1,786	0.03	8,686	5,945	0.13
Reversal of deferred tax valuation allowance	—	(5,973)	(0.13)	—	—	—

Adjusted income/EPS (Non-GAAP Basis)	$18,188	$14,634	$0.32	$14,665	$8,689	$0.19

	Year 2010			Year 2009
	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
Income/EPS (GAAP Basis)	$53,146	$48,753	$1.08	$34,647	$23,553	$0.54
Adjustments:
Q2 Cumulative breakage gain, net of inventory charge	(8,481)	(6,713)	(0.15)	—	—	—
Asset impairment and store closing charges	3,093	2,448	0.06	11,087	7,589	0.17
Reversal of deferred tax valuation allowance	—	(5,973)	(0.13)	—	—	—

Adjusted income/EPS (Non-GAAP Basis)	$47,758	$38,515	$0.86	$45,734	$31,142	$0.71